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                                                                     EXHIBIT 4.4


                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of the ______ day of _____________, 1997 (the "Effective Date"), by and between PREMIERE TECHNOLOGIES, INC., a Georgia corporation (the "Corporation"), and ________________ (the "Employee").

                              W I T N E S S E T H:

  WHEREAS, the Employee is an employee of Voice-Tel Enterprises, Inc. ("VTE"), which has been acquired by the Corporation; and

  WHEREAS, the Board of Directors of the Corporation (the "Board") has authorized the granting of stock options to certain employees of VTE to purchase shares of the Corporation's $.01 par value common stock (the "Common Stock"), upon the terms and conditions herein contained; and

  WHEREAS, the Employee has been granted stock options by the Board as provided herein;

  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to the Employee the right and option (the "Option") to purchase __________ shares of Common Stock (the "Option Shares").

     2. EXERCISE PRICE. The purchase price (the "Exercise Price") for each Option Share shall be ___________ Dollars ($________).

     3.   EXERCISE OF OPTION.

          (a) To the extent that the Option has become and remains exercisable it may be exercised by the Employee delivering to the Corporation a written notice of exercise signed by the Employee, in substantially the form attached hereto as EXHIBIT A (a "Notice of Exercise"), together with a check payable to the Corporation in the amount of the total Exercise Price for the Option Shares to be purchased pursuant to the Notice of Exercise. In lieu of a check, all or any portion of the Exercise Price may be paid by tendering to the Corporation shares of Common Stock owned by the Employee and duly endorsed for transfer, or by authorization to the Corporation to withhold Option Shares otherwise issuable upon exercise of the Option, in each case to be credited against the Exercise Price of the Option Shares to be purchased at the market value of the Common Stock tendered or the Option Shares withheld on the date of exercise; provided, however,
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no fractional shares of Common Stock may be so tendered, and the Corporation shall not be obligated to make any cash payments to the Employee in consideration of any excess of the aggregate market value of shares of Common Stock tendered over the aggregate Exercise Price.

          (b) The Option shall first become exercisable on such dates and with respect to such number of Option Shares as are specified below, provided that the Employee is employed by VTE, the Corporation or any subsidiary of the Corporation (collectively the "Premiere Group") on each such date:

                           [INSERT VESTING SCHEDULE]

          (c) The Employee may exercise the Option for less than the full number of Option Shares with respect to which the Option is exercisable (the "Available Option Shares"), but such exercise shall not be made at any one time for less than ten percent (10%) of the total number of Option Shares specified in Section 1 hereof, and no fractional shares of Common Stock shall be issued. Subject to the other restrictions on exercise set forth herein, the unexercised portion of the exercisable Option may be exercised at a later date by the Employee, and the 10 percent requirement shall not apply to any exercise of the Option if all remaining Available Option Shares are being purchased.

          (d) Within thirty (30) days after the exercise of the Option as herein provided, the Corporation shall deliver to the Employee a certificate or certificates for the total Option Shares being purchased, in such names and denominations as are requested by the Employee.

          (e) Neither the Option nor the Option Shares have been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any state. The Corporation shall use its best efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission by June 30, 1997. Each certificate representing Option Shares issued upon the exercise of the Option prior to the date such registration statement becomes effective shall bear the following legend:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED SALE, PLEDGE OR TRANSFER.

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The Employee and the Corporation agree to execute such documents and instruments as counsel for the Corporation reasonably deems necessary to ensure that the granting of the Option and the issuance of any Option Shares upon the exercise thereof will be in compliance with applicable federal and state securities laws.

          (f) The Employee agrees not to sell, transfer or otherwise dispose of his interest in, or reduce his risk relative to, any of the Option Shares purchased hereunder until such time as the requirements of ASRs 130 and 135 have been met. The Employee understands that ASRs 130 and 135 relate to the publication of financial results of at least thirty (30) days of post-merger combined operations of the Corporation and VTE. Premiere agrees that it shall publish such results within forty-five (45) days after the end of the first fiscal quarter of Premiere containing the required period of post-merger combined operations.

          (g) The Corporation covenants and agrees that all Option Shares which may be issued upon exercise of the Option shall, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, and free from all liens, claims and encumbrances, except restrictions imposed by applicable securities laws, the Corporation's Articles of Incorporation and/or this Agreement. The Corporation shall at all times reserve and keep available for issuance upon the exercise of the Option such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of the Option.

     4.   TERM OF OPTION.

          (a) The term of the Option shall commence on the respective exercise dates set forth in Section 3(b) hereof, and shall continue in effect until the first to occur of the following: (i) the first date (the "Employment Termination Date") on which the Employee is no longer employed by any member of the Premiere Group, if that occurs prior to the third (3rd) anniversary of the Effective Date; (ii) the date on which the Option has been fully exercised with respect to all of the Option Shares; or (iii) the eighth (8th) anniversary of the Effective Date.

          (b) In the event the Option is terminated pursuant to subsection
(a)(i) of this Section 4, the Option, to the extent it has not become exercisable pursuant to Section 3(b) hereof, shall be canceled as of the Employment Termination Date.

          (c) In the event of the Employee's death, the Option may be exercised hereunder by the Employee's personal representative, legatees or heirs at law, as the case may be, and in the case of the Employee's mental incompetence, by his legal guardian, or if none has been appointed, by his duly authorized attorney-in-fact.

     5. NONTRANSFERABILITY. This Agreement, the Option and all rights hereunder are nontransferable and nonassignable by the Employee, other than by the last will and

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testament of the Employee or the laws of descent and distribution, unless the
Corporation consents thereto in writing. Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

     6.   ADJUSTMENTS.

          (a) If, prior to the termination of the Option as provided in Section 4(a) hereof:

               (i) The number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Exercise Price shall be proportionately reduced and the number of Option Shares that have not theretofore been purchased by the Employee shall be proportionately increased.

               (ii) The number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Exercise Price shall be proportionately increased and the number of Option Shares that have not theretofore been purchased by the Employee shall be proportionately reduced.

If any adjustment under this Section 6(a) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of Option Shares subject to the Option shall be the next higher number of shares.

          (b) If, prior to the termination of the Option as provided in Section 4(a) hereof, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the Employee shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the Option Shares immediately theretofore purchasable and receivable upon the exercise of the Option, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of Option Shares immediately theretofore purchasable and receivable upon the exercise of the Option had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and, in any such case, appropriate provisions shall be made with respect to the rights and interests of the Employee to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares purchasable upon the exercise of the Option) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection (b) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Employee such shares of stock and/or securities as, in accordance with the

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foregoing provisions, the Employee may be entitled to purchase. The foregoing notwithstanding, in the event of a merger or consolidation in which the Corporation is not the surviving entity, if the Corporation concludes that it will be unable to satisfy the conditions of this subsection (b) without a material adverse effect on the terms of such proposed transaction, then the Corporation shall have the option, prior to or contemporaneously with the closing of such merger or consolidation, to purchase the Option from the Employee at its then fair value, determined with regard to both the spread between the Exercise Price and the value of the consideration to be received in the transaction and the remaining term of the Option. The Corporation and the Employee shall agree on such fair value or, in the event they are unable to agree, shall submit the question of fair value to an investment banking firm to be selected by the Corporation, with the cost of such investment banking firm to be paid by the Corporation.

     7. NO EMPLOYMENT RIGHT. Neither this Agreement nor the Option shall give rise to any entitlement to the Employee to continue to be employed or be compensated for any services by any member of the Premiere Group.

     8. NO RIGHTS AS A SHAREHOLDER. The Employee shall not have any interest in or shareholder rights with respect to any shares of Common Stock which are subject to the Option until such shares have been issued and delivered to the Employee in accordance with this Agreement.

     9. TAXES. As a condition to the issuance of Option Shares hereunder, the Corporation may withhold, or require the Employee to pay or reimburse the Corporation for, any taxes which the Corporation determines are required to be withheld under federal, state or local law in connection with the exercise of the Option.

     10. HEIRS AND SUCCESSORS. This Agreement and all terms and conditions hereof shall be binding upon the Corporation and its successors and assigns, and upon the Employee and his heirs, legatees and legal representatives.

     11. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

     12. NOTICES. All notices, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered in person, when delivered by overnight delivery service, or three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the following addresses (or to such other address as one party may from time to time designate in writing to the other party hereto):

     If to the Corporation:   Premiere Technologies, Inc.
                              3399 Peachtree Road, N.E.
                              The Lenox Building, Suite 400
                              Atlanta, Georgia  30326

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                              Attn:  President


     If to the Employee:      ________________________

                              ________________________

                              ________________________

     13. SEVERABILITY. The provisions of this Agreement, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise enforceable, in whole or in part, the remaining provisions, and any unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                              PREMIERE TECHNOLOGIES, INC.


                              By: ________________________________

                                 Title: __________________________


                              EMPLOYEE:

                              ____________________________________

                              ____________________________________

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